Exhibit 99.1
FOR IMMEDIATE RELEASE
Kaiser Aluminum Corporation Reports
First Quarter 2009 Financial Results
•	Solid Underlying Operating Results Despite Challenging Market Conditions

•	Consolidated Operating Income of $28 million Excluding Non-Run-Rate Items

•	Higher Shipments and Value-Added Revenue for Aerospace and High Strength Applications

•	Improving Manufacturing Cost Performance

•	Continued Financial Strength and Liquidity
FOOTHILL RANCH, Calif., April 29, 2009 – Kaiser Aluminum Corporation (NASDAQ:KALU) today reported net income of $4 million and earnings per diluted share of $0.19 for the first quarter ended March 31, 2009. Excluding the negative impact of approximately $20 million of pre-tax non-run-rate and predominately non-cash charges, adjusted net income and earnings per diluted share were $16 million or $0.81, respectively. Consolidated operating income, adjusted for non-run-rate items, was $28 million for the first quarter 2009 compared to $38 million for the first quarter 2008.
First Quarter Summary Comments
“We reported solid underlying operating results for the quarter, largely in line with our expectations in this very challenging market environment. Our shipments of aerospace and high strength products exceeded record fourth quarter 2008 shipments due to continued strong demand for aerospace and defense products and increased heavy gauge plate shipments related to our expansion of capabilities and capacity at our Trentwood facility. In contrast, weak demand exacerbated by aggressive de-stocking drove significantly lower shipments for ground transportation and industrial applications compared to the fourth quarter 2008. Despite the lowest level of shipments in over five years, we experienced good overall operating leverage on lower costs and a rich product mix,” said Jack A. Hockema, President, CEO and Chairman.
“We made additional progress toward improving manufacturing efficiencies, while continuing to reduce inventory and strengthen our balance sheet. During the first quarter, we increased our net cash position, repaying revolver borrowings and ending the quarter with very little debt. The investment in our new Kalamazoo facility is proceeding on plan, as we continue to position the Company as a low-cost producer,” said Mr. Hockema.

First Quarter 2009 Consolidated Results
(Non GAAP, Unaudited)*
(in $mm, except per share amounts)

	First Quarter
	2009	2008
Net Sales	$266	$399

Operating Income (OI) before NRR[1]
Fabricated Products	$28	$41
Primary Aluminum	$9	$10
Corporate	$(10)	$(13)

Consolidated OI before NRR[1,2]	$28	$38

NRR Items[1]	( $20)	$30

Reported Operating Income	$7	$68

Net Income	$4	$39

EPS (diluted, GAAP)	$0.19	$1.90
Adjusted EPS[3]	$0.81	$1.04

[1]	NRR = Non Run Rate, [2] Totals may not sum due to rounding

[3]	Estimated EPS excluding NRR items, net of tax

*	Please refer to GAAP financial statements
The Company reported operating income of $7 million in the first quarter 2009, compared to operating income of $68 million in the prior year period. Consolidated operating income before non-run-rate items decreased to $28 million in the first quarter of 2009, compared to $38 million reported in the prior year quarter. First quarter 2009 results were negatively impacted by approximately $20 million of pre-tax non-run-rate items, primarily comprised of a lower of cost-or-market inventory write-down of $9 million as a result of a modest, albeit continued decline in metal prices, and mark-to-market losses of $4 million on derivative positions. This compares to non-run-rate items of $30 million reported in the first quarter 2008, primarily related to reported mark-to-market gains.
Although the Company does not consider net sales to be indicative of the true underlying business performance, consolidated net sales for the first quarter ended March 31, 2009 were $266 million, compared to $399 million reported in the prior year quarter. The decline in net sales was driven in part by lower Fabricated Products shipments and the impact of significantly lower metal prices in the first quarter 2009 compared to the prior year quarter. The Company manages its Fabricated Products business to be neutral to fluctuations in metal prices by passing on the underlying metal cost to customers. As such, although metal prices impacted reported sales during the quarter, there is no correspondingly negative impact of metal prices on reported operating income.

Fabricated Products Segment Results
(Non GAAP, Unaudited)*

	First Quarter
	2009	2008
Shipments (lbs, mm)	109	152

Net Sales (in $ mm)	241	349

Average Realized Price ($/lb)
Metal Price[1]	$0.86	$1.13
Value-Added Revenue[2]	$1.35	$1.17

Total	$2.21	$2.30

Operating Income ($ mm)

Operating Income before NRR [3,4]	$28	$41

Non-Run-Rate items	$(14)	$(1)

Reported Operating Income[3]	$14	$40

[1]	The hedged cost of alloyed metal, [2] Value added revenue = Net Sales — Metal Price

[3]	Totals may not sum due to rounding, [4] NRR = Non Run Rate

*	Please refer to GAAP financial statements
The Fabricated Products segment reported operating income of $14 million in the first quarter 2009 compared to $40 million in the prior year period. Operating income before non-rate-run items was $28 million in the first quarter 2009 compared to $41 million in the first quarter 2008, representing a 31% quarter-over-quarter decline which approximated the 28% decline in shipments during the quarter. Operating income, excluding non-run-rate items, increased $3 million compared to the fourth quarter 2008 despite lower shipments as the Company leveraged cost improvements.
Although total shipments of Fabricated Products declined during the quarter, shipments of aerospace and high strength products increased approximately 17% over the prior year quarter while shipments for ground transportation and industrial applications declined approximately 44%, a dramatic reduction from the prior year period due to weak demand and aggressive de-stocking.
Despite the quarter-over-quarter decline in metal prices, the weighted average realized price per pound was favorably impacted by a higher percentage of aerospace and high strength shipments, which drove the increase in value-added revenue per pound during the quarter.

Primary Aluminum Segment Results
(Non GAAP, Unaudited)*

	First Quarter
	2009	2008
Shipments (lbs, mm)	36	37

Net Sales (in $mm)	$25	$50

Average Realized Price ($/lb)	$0.69	$1.35

Operating Income ($mm)

Operating Income before NRR[2]	$9	$10

NRR Items[1]	$(5)	$31

Reported Operating Income [2]	$4	$41

[1]	NRR = Non Run Rate, [2] Totals may not sum due to rounding

*	Please refer to GAAP financial statements
Operating income for the Primary Aluminum segment, excluding non-run-rate, mark-to-market losses on metal and currency derivative positions, was $9 million in the first quarter 2009 as a result of realized gains on derivative positions.
As previously announced, the Company expects Anglesey to fully curtail its smelter operations in September 2009. As a result, the Company assessed its ability to recognize earnings from Anglesey through the receipt of dividends and recorded an impairment charge of $0.6 million against the first quarter 2009 results. The Company is not required to make any future cash investments in Anglesey.
Corporate Highlights
During the quarter, the Company strengthened its balance sheet as working capital improvements, driven primarily by targeted reductions in inventory, and the repayment of borrowings under the revolving credit facility resulted in a net cash increase of $39 million as of March 31, 2009.
In addition, the Company invested $22 million during the quarter in capital projects specifically focused on improving operating performance. Projects include the Company’s strategic investment in its new Kalamazoo, Mich. facility which is expected to yield significant efficiencies in the rod and bar value stream. The project remains on plan to become operational in early 2010.
The Company continues to maintain its quarterly dividend program and recently announced that its Board declared a dividend of $0.24 per share, or approximately $5 million, which will be paid to shareholders on May 15, 2009.

Outlook
“The ongoing global economic recession continues to present challenging market conditions. Our visibility remains limited for general engineering, ground transportation and industrial applications; however, we are cautiously optimistic that demand and supply chain inventories are beginning to stabilize for these applications,” said Mr. Hockema. “We are experiencing weaker demand and de-stocking for aerospace and high strength applications, particularly for higher value-added products such as sheet and coil, cold finished rod and bar and drawn tube. Overall, we anticipate that the shipments and product mix impact will be offset to some extent by lower energy costs and improving manufacturing efficiencies.”
“Our prudent and conservative liquidity management has served us well. Our balance sheet is strong, which we believe provides a competitive edge in this environment and positions the Company to capitalize on additional long-term, profitable growth opportunities as they arise. Overall, we continue to drive manufacturing efficiencies and underlying cost performance, flex production with changing demand levels, and strengthen our financial position,” concluded Mr. Hockema.
Conference Call
Kaiser Aluminum Corporation will host a conference call on April 30, 2009, at 10:00am (Pacific Time); 12:00pm (Central Time); 1:00pm (Eastern Time), to discuss first quarter 2009 results. To participate, call the conference call line at (877) 681-3378. A link to the simultaneous web cast can be accessed on the Company’s website at http://investors.kaiseraluminum.com/events.cfm. A copy of a presentation will be available for download prior to the start of the call. An audio archive will be available on the Company’s website following the call.
Kaiser Aluminum Corporation, headquartered in Foothill Ranch, Calif., is a leading producer of fabricated aluminum products, serving customers worldwide with highly-engineered solutions for aerospace and high-strength, general engineering, and custom automotive and industrial applications. The Company’s North American facilities produce value-added sheet, plate, extrusions, forgings, rod, bar and tube products, adhering to traditions of quality, innovation and service that have been key components of our culture since the Company was founded in 1946. The Company’s stock is included in the Russell 2000® index. For more information, please visit www.kaiseraluminum.com.
Non-GAAP Financial Measures
This earnings release contains certain non-GAAP financial measures. A “non-GAAP financial measure” is defined as a numerical measure of a company’s financial performance that excludes or includes amounts so as to be different than the most directly comparable measure calculated and presented in accordance with GAAP in the statements of income, balance sheets or statements of cash flow of the company. Pursuant to the requirements of Regulation G, the Company has provided reconciliation of non-GAAP financial measures to the most directly comparable financial measure in the accompanying tables.
The non-GAAP financial measures used within this earnings release are operating profit, net income and earnings per diluted share, excluding non-run-rate and non-operating gains and losses. These measures are presented because management uses this information to monitor and evaluate financial results and trends and believes this information to also be useful for investors.
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This press release contains statements based on management’s current expectations, estimates and projections that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 involving known and unknown risks and uncertainties that may cause actual results, performance or achievements of the Company to be materially different from those expressed or implied. Kaiser Aluminum cautions that such forward-looking statements are not guarantees of future performance or events and involve significant risks and uncertainties and actual events may vary materially from those expressed or implied in the forward-looking statements as a result of various factors. These factors include: (a) disruption in global financial markets that have reduced the liquidity available to the Company’s customers and the purchasers of products that materially affect demand for the Company’s materials, including commercial airlines; (b) risk and exposure to the impact of non-performance by banks committed to provide financing, hedging counterparties, insurers, customers and suppliers; (c) reduced customer demand under existing contracts resulting in customers limiting purchases to contractual minimum volumes or seeking relief from contractual obligations; (d) risk that customers and suppliers may liquidate or seek protection under federal bankruptcy laws and reject existing contractual commitments; (e) pressure to reduce defense spending and demand for the Company’s products used in defense applications as the U.S. and other governments are faced with competing national priorities; (f) changes in the markets served by the Company, including aerospace, defense, general engineering, automotive, distribution and other markets, including changes impacting the volume, price or mix of products sold by the Company and the Company’s ability to flex production consistent with changing demand levels; (g) the Company’s ability to lower energy costs, realize manufacturing efficiencies and complete its expansion and organic growth projects, equipment and facility upgrades to improve manufacturing and cost efficiencies and product expansions as planned and by targeted completion dates; and (h) other risk factors summarized in the Company’s reports filed with the Securities and Exchange Commission, including the Company’s Form 10-K for the year ended December 31, 2008. As more fully described in these reports, “non-run-rate” items are items that, while they may occur from period to period, are particularly material to results, impact costs primarily as a result of external market factors and may not occur in future periods if the same level of underlying performance were to occur. All information in this release is as of the date of the release. The Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the Company’s expectations.
Investor Relations Contact:
Melinda C. Ellsworth
Kaiser Aluminum
(949) 614-1757
Public Relations Contact:
Dave Quast
FD
(646) 421-5341

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
STATEMENTS OF CONSOLIDATED INCOME (1) (2)
(Unaudited)
(In millions of dollars except share and per share amounts)

	Quarter Ended
	March 31,
	2009	2008
Net sales	$265.9	$399.0

Costs and expenses:
Cost of products sold:
Cost of products sold, excluding depreciation, amortization and other items	225.6	308.5
Lower of cost or market inventory write-down	9.3	—
Impairment of investment in Anglesey	.6	—
Restructuring costs and other charges	1.2	—
Depreciation and amortization	4.1	3.5
Selling, administrative, research and development, and general	17.9	18.8
Other operating (benefits) charges, net	—	.1

Total costs and expenses	258.7	330.9

Operating income	7.2	68.1
Other income (expense):
Interest expense	(.2)	(.2)
Other income (expense), net	(.1)	.6

Income before income taxes	6.9	68.5
Income tax provision	(3.1)	(29.4)

Net income	$3.8	$39.1

Earnings per share — Basic (3):
Net income per share	$.19	$1.90

Earnings per share — Diluted (3):
Net income per share	$.19	$1.90

Weighted-average number of common shares outstanding (000):
Basic	19,492	20,032

Diluted	19,492	20,032

(1)	The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which owns an aluminum smelter in the United Kingdom.

(2)	Please refer to the Company’s Quarterly Report on Form 10-Q for the year ended March 31, 2009, for additional detail regarding the items in the table.

(3)	The Company adopted Financial Accounting Standards Board Staff Position Emerging Issues Task Force 03-6-1, Determining Whether Instruments Granted in Share-based Payment Transactions are Participating Securities (“FSP EITF 03-6-1”), on January 1, 2009. All of the Company’s unvested share-based payment awards that contain nonforfeitable rights to dividends or dividend equivalents (whether paid or unpaid) were treated as participating securities and were included in the computation of earnings per share pursuant to the two-class method in accordance with Statement of Financial Accounting Standards No. 128, Earnings per Share. Upon adoption, the Company retrospectively adjusted its earnings per share data for the quarter ended March 31, 2008 to conform with the provisions in FSP EITF 03-6-1.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
SELECTED OPERATIONAL AND FINANCIAL INFORMATION (1) (2)
(Unaudited)
(In millions of dollars except shipments and average realized third-party sales price)

	Quarter Ended
	March 31,
	2009	2008
Shipments (millions of pounds):
Fabricated Products	109.0	151.8
Primary Aluminum	36.2	37.0

	145.2	188.8

Average Realized Third Party Sales Price (per pound):
Fabricated Products	$2.21	$2.30
Primary Aluminum	$0.69	$1.35
Net Sales:
Fabricated Products	$240.8	$349.2
Primary Aluminum	25.1	49.8

Total Net Sales	$265.9	$399.0
Segment Operating (Loss) Income:
Fabricated Products	$14.0	$40.0
Primary Aluminum	4.3	40.6
Corporate and Other	(11.1)	(12.4)
Other Operating Benefits (Charges), Net	—	(.1)

Total Operating Income	$7.2	$68.1
Net Income	$3.8	$39.1
Capital Expenditures, (net of change in accounts payable)	$22.2	$15.0

(1)	The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which owns an aluminum smelter in the United Kingdom.

(2)	Please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009, for additional detail regarding the items in the table.

KAISER ALUMINUM CORPORATION AND SUBSIDIARY COMPANIES
CONDENSED CONSOLIDATED BALANCE SHEETS (1) (2)
(Unaudited)
(In millions of dollars, except share amount)

	March 31,	December 31,
	2009	2008
ASSETS
Current assets(3)	334.8	428.7
Property, plant, and equipment — net	310.7	296.7
Net asset in respect of VEBA	55.9	56.2
Deferred tax assets — net	312.5	313.3
Other assets	55.9	50.5

Total	$1,069.8	$1,145.4

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities(4)	185.6	235.0
Net liability in respect of VEBA	14.9	14.0
Lon-term liabilities	72.0	65.3
Revolving credit facility and other long-term debt	7.0	43.0

	279.5	357.3

Stockholders’ equity:
Common stock	.2	.2
Additional capital	961.3	958.6
Retained earnings	33.1	34.1
Common stock owned by Union VEBA subject to transfer restrictions, at reorganization value	(116.4)	(116.4)
Treasury stock, at cost, 572,706 shares at both March 31, 2009 and December 31, 2008	(28.1)	(28.1)
Accumulated other comprehensive loss	(59.8)	(60.3)

Total stockholders’ equity	790.3	788.1

Total	$1,069.8	$1,145.4

(1)	The consolidated financial statements include the statements of the Company and its wholly owned subsidiaries and a 49% interest in Anglesey Aluminium Limited (“Anglesey”), which owns an aluminum smelter in the United Kingdom.

(2)	Please refer to the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2009 for additional detail regarding the items in the table.

(3)	Primarily includes Cash and cash equivalents of $3.3 and $.2, Inventories of $135.0 and $172.3, net Trade receivables of $70.7 and $98.5, and prepaid expenses and other current assets of $116.5 and $128.4 at March 31, 2009, and December 31, 2008, respectively.

(4)	Primarily includes Accounts payable of $32.3 and $52.4, Accrued salaries, wages and related expenses of $32.1 and $41.2 and Other accrued liabilities of $99.7 and $113.9 at March 31, 2009, and December 31, 2008, respectively.

Reconciliation of Non-GAAP Measures
The following table presents a reconciliation of non-GAAP measures presented in the earnings release for the quarter ended March 31, 2009:

	Fabricated	Primary
	Products	Aluminum	Corporate	Consolidated
GAAP operating income (loss)	$14.0	$4.3	$(11.1)	$7.2
Mark to market gains (losses)	.5	(4.8)	—	(4.3)
Lower of cost or market inventory write-down	(9.3)	—	—	(9.3)
Restructuring costs and other charges	(1.2)	—	—	(1.2)
Other non-run-rate items (1)	(4.3)	—	(1.3)	(5.6)

Total non-run-rate adjustments	(14.3)	(4.8)	(1.3)	(20.4)
Operating income (loss), excluding non-run-rate items	$28.3	$9.1	$(9.8)	$27.6

GAAP net income				$3.8
Total non-run-rate adjustments (net of tax)				(12.5)

Net income, excluding non-run-rate adjustments (net of tax)				$16.3

Diluted earnings per share (GAAP)				$.19

Diluted income per share, excluding non-run-rate items				$.81

(1)	Other non-run-rate items represent non-cash LIFO benefit, metal losses for the Fabricated Products segment and non-cash net periodic benefit costs related to the VEBAs for the Corporate segment.

The following table presents a reconciliation of non-GAAP measures presented in the earnings release for the quarter ended March 31, 2008:

	Fabricated	Primary
	Products	Aluminum	Corporate	Consolidated
GAAP operating income (loss)	$40.0	$40.6	$(12.5)	$68.1
Mark to market gains	1.8	31.1	—	32.9
Other non-run-rate items (1)	(3.0)	—	.4	(2.6)

Total non-run-rate adjustments	(1.2)	31.1	.4	30.3
Operating income (loss), excluding non-run-rate items	$41.2	$9.5	$(12.9)	$37.8

GAAP net income				$39.1
Total non-run-rate adjustments (net of tax)				17.6

Net income, excluding non-run-rate adjustments (net of tax)				$21.5

Diluted earnings per share (GAAP)				$1.90

Diluted income per share, excluding non-run-rate items				$1.04

(1)	Other non-run-rate items represent non-cash LIFO charge, metal gains for the Fabricated Products segment and primarily non-cash net periodic benefit income related to the VEBAs for the Corporate segment.